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                                                                    EXHIBIT 23.2


                          CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8) pertaining to the Outside Directors' Stock Option Plan of Littelfuse, Inc. and to the incorporation by reference therein of our reports dated March 13, 2006, with respect to the consolidated financial statements of Littelfuse, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005, and Littelfuse, Inc. management's assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Littelfuse, Inc., and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                          ERNST & YOUNG LLP


Chicago, Illinois
May 30, 2006